EXHIBIT 4.5

THIS NOTE IS SUBJECT TO THE PROVISIONS OF THE AMENDED AND RESTATED SUBORDINATION AGREEMENT DATED AS OF NOVEMBER 17, 2003 (THE "SUBORDINATION AGREEMENT") BY AND AMONG BANK ONE, NA, GUGGENHEIM INVESTMENT MANAGEMENT, LLC, AS AGENT FOR THE CLASS B LENDERS, THE CLASS B LENDERS, NORTH ATLANTIC TRADING COMPANY, INC. AND ITS SUBSIDIARIES. NOTWITHSTANDING ANY CONTRARY STATEMENT CONTAINED IN THE WITHIN INSTRUMENT, NO PAYMENT ON ACCOUNT OF ANY OBLIGATION ARISING FROM OR IN CONNECTION WITH THE WITHIN INSTRUMENT OR ANY RELATED AGREEMENT (WHETHER OF PRINCIPAL, INTEREST OR OTHERWISE) SHALL BE MADE, PAID, RECEIVED OR ACCEPTED EXCEPT IN ACCORDANCE WITH THE TERMS OF SAID SUBORDINATION AGREEMENT.

                                CLASS B TERM NOTE

$3,000,000                                                       July 31, 2003

           FOR VALUE RECEIVED, NORTH ATLANTIC TRADING COMPANY, INC. (the "Borrower") promises to pay to the order of STELLAR FUNDING, LTD., a Cayman Islands corporation (the "Payee" or the "Class B Lender"), the principal amount of Three Million Dollars ($3,000,000), plus accrued and unpaid interest, on March 31, 2004.

           This Note is executed and delivered by the Borrower pursuant to that certain Loan Agreement dated as of December 29, 2000 (the "Original Loan Agreement") entered into by and among the Borrower, each of the Guarantors as a Subsidiary of the Borrower, the Banks party thereto (referred to herein individually as a "Bank" and collectively as the "Banks"), and Bank One, NA, successor to Bank One, Kentucky, NA, as Agent Bank, as amended by the 2002A Amendment to Loan Documents dated December 31, 2002 (the "2002A Amendment"), the 2003A Amendment to Loan Documents dated July 31, 2003 (the "2003A Amendment") and the 2003B Amendment to Loan Documents dated November 17, 2003 (the "2003B Amendment") (the Original Loan Agreement, as amended by the 2002A Amendment, the 2003A Amendment and the 2003B Amendment, the "Loan Agreement"). Capitalized terms not otherwise defined herein shall have the meanings given them in the Loan Agreement. To the extent this document contains references to multiple "Class B Lenders" or "Class B Term Notes" at a time when there exists only one "Class B Lender" and one "Class B Term Note", such references shall be deemed to refer to such single "Class B Lender" and "Class B Term Note".

           This Note is one of the Borrower's "Class B Term Notes" and is issued pursuant to and is entitled to the benefits of the Loan Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the Class B Term Loans evidenced hereby were or are made and are to be repaid. This Note amends, restates and replaces the Class B Term Note dated July 31, 2003 originally delivered to the Payee.

           All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of the Class B Loan Agent located in New York, New York or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Loan Agreement. Until notified in writing of the transfer of this Note, the Borrower, the Agent Bank and the Class B Loan Agent shall be entitled to deem the Payee or such person who has been so identified by the transferor in


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writing to the Borrower, the Agent Bank and the Class B Loan Agent as the holder of this Note, as the owner and holder of this Note. Each of the Payee and any subsequent holder of this Note agrees that before transferring or disposing of this Note or any part hereof it will make a notation hereon or in its records of all principal payments previously made hereunder and of the date to which interest herein has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligation of the Borrower hereunder with respect to payments of principal or interest on this Note.

           Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension or reduction of time shall be included in the computation of the payment of interest on this Note; provided, however, that if the day on which any payment relating to a LIBOR Loan is due is not a Business Day but is a day of the month after which no further Business Day occurs in such month, then the due date thereof shall be the Business Day immediately preceding such due date.

           This Note is subject to prepayment at the option of the Borrower as provided in, and subject to the limitations set forth in, Section 3A.4 of the Loan Agreement.

           Subject to the provisions of the Subordination Agreement, this Note is secured by the Security Agreement, the Mortgage, the Pledge Agreement and other Loan Documents providing security to the Agent Bank, for the benefit of the Banks (including the Class B Lenders).

           This Note is subject to restrictions on transfer or assignment as provided in Section 12 of the Loan Agreement.

           THE LOAN AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

           Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement.

           The terms of this Note are subject to amendment only in the manner provided in the Loan Agreement.

           No reference herein to the Loan Agreement and no provision of this Note or the Loan Agreement shall alter or impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

           The Borrower promises to pay all reasonable costs and expenses, including reasonable fees and expenses of counsel, as provided in Section 10.4 of the Loan Agreement. The Borrower hereby waives diligence, presentment, protest, demand and notice of every kind.


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
           IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officers, as of the day and year above written.


                                          NORTH ATLANTIC TRADING COMPANY, INC.
                                          (the "Borrower")

                                          By: /s/ David I. Brunson
                                             -----------------------------------
                                             David I. Brunson, President and
                                             Chief Financial Officer





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